Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VERUS INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF APRIL, A.D. 2019, AT 12:39 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE
1793 DELAWARE 1855

2405411 8100
SR# 20192869872

Authentication: 202650645
Date: 04-16-19

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:39 PM 04/16/2019
FILED 12:39 PM 04/16/2019
SR 20192869872 - File Number 2405411

Certificate of Amendment
of
Amended and Restated Certificate of Incorporation
of
Verus International, Inc.

Under Section 242 of the Delaware General Corporation Law

Verus International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Article FOURTH in its entirety with the following:

ARTICLE IV

"4.01 *Authorized Capital Stock.* The total number of shares of stock the Company is authorized to issue shall be seven billion six hundred twenty five million (7,625,000,000) shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock".

4.02 *Common Stock.* The total number of authorized shares of Common Stock shall be seven billion five hundred million (7,500,000,000) shares with par value of $0.000001 per share.

4.03 *Preferred Stock.* The total number of authorized shares of Preferred Stock shall be one hundred twenty five million (125,000,000) shares with par value of $0.000001 per share. The board of directors of the Company is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding."

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 16th day of April, 2019.

/s/ Anshu Bhatnagar
Anshu Bhatnagar, CEO